The Reader’s Digest Association, Inc.

Notice to Directors and Executive Officers

The Reader’s Digest Association, Inc. (the “Company”) has received notice from the plan administrator of The Employee Ownership Plan and The 401(k) Partnership of The Reader’s Digest Association, Inc. (the “401(k) Plan”) that activity in the Company Stock Fund (the “Fund”) under the 401(k) Plan will be closed for participant transactions upon completion of the merger, which is anticipated to occur in early March and end during the week of March 5, 2007. This “blackout period” is a result of the closing of the Fund following completion of the acquisition of the Company pursuant to the Agreement and Plan of Merger among the Company, Doctor Acquisition Co., a Delaware corporation and a wholly owned subsidiary of RDA Holding Co. (formerly Doctor Acquisition Holding Co.), a Delaware corporation (“Parent”), and Parent, dated as of November 16, 2006 (the “Merger Agreement”).

During this blackout period, which applies only to transactions in the Fund, 401(k) Plan participants temporarily will be unable to direct or diversify the assets held in their 401(k) Plan account that are invested in the Company Stock Fund. This suspension is necessary in order for the 401(k) Plan’s recordkeeper, Vanguard Fiduciary Trust Company (“Vanguard”), to clear all pending trades, determine all final share balances, and process the exchange of the Company’s common stock for cash in accordance with the Merger Agreement.

This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period, you will be unable to trade in Company common stock (or related securities). Please note that this restriction will not apply to the exchange of Company securities for cash pursuant to the terms of the Merger Agreement.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you can be subject to civil and criminal penalties.

The Company has determined that it was unable to provide the advance notice of this blackout as set forth in the Securities and Exchange Commission rules, and this notice is being provided as soon as reasonably practicable following the determination that the actual closing date of the merger is anticipated to be in early March, and Vanguard may not be able to complete the conversion of the Company Stock Fund and the reallocation of the sale proceeds within three consecutive business days. If you have any questions about this notice, information as to whether the blackout period has begun or ended and the required trading restriction, you may obtain, without charge, information by contacting Vanguard Participant Services, 100 Vanguard Blvd., Malvern, PA 19355, at (800) 523-1188.

Very truly yours,
The Reader’s Digest Association, Inc.
/s/ Clifford H.R. DuPree
By: Clifford H.R. DuPree
Title: Vice President, Corporate Secretary
and Associate General Counsel
March 2, 2007